Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

April 11, 2005

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York 10005

Capital Lease Funding, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Capital Lease Funding, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-3 registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on April 11, 2005 with respect to the offer and sale, from time to time, of up to $300,000,000 of the preferred stock, common stock, and debt securities of the Company (the “Securities”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company owns, through Caplease, LP (the “Operating Partnership”), commercial real estate properties that are leased typically on a long-term basis to primarily single tenants, mortgage loans, commercial mortgage-backed securities, and other assets.

In giving this opinion letter, we have examined the following:

1. the Company’s Articles of Amendment and Restatement, as duly filed with the Department of Assessments and Taxation of the State of Maryland on March 15, 2004;

2. the Company’s Bylaws;

Capital Lease Funding, Inc.
April 11, 2005

3. the Registration Statement and the related prospectus dated April 11, 2005 (the “Prospectus”);

4. the limited partnership agreement of the Operating Partnership, between CLF OP General Partner, LLC, a Delaware limited liability company, as general partner, and the Company, as limited partner;

5. the TRS election for Caplease Services Corp. (“Caplease Services”); and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.  each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2005, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated April 11, 2005 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership or Caplease Services after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4. no action will be taken by the Company, the Operating Partnership or Caplease Services after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

 Capital Lease Funding, Inc.
April 11, 2005

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its short taxable year ended December 31, 2004, and the Company’s current organization and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2005, and in the future; and

(b)  the statements in the Prospectus under the caption “Federal Income Tax Consequences of our Status as a REIT,” insofar as such statements constitute a summary of the legal matters, proceedings, or documents referred to therein, constitute an accurate summary thereof in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

 Capital Lease Funding, Inc.
April 11, 2005

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, speaks only as of the date hereof, and may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency (other than as contemplated by the preceding paragraph) without our express written consent.

Very truly yours,

/s/ Hunton & Williams